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                                                                      EXHIBIT 15

May 8, 1996


The Board of Directors
Atmos Energy Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Atmos Energy Corporation for the registration of 313,411 shares of its common stock of our reports dated May 1, 1996 and February 7, 1996 with respect to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation included in its Form 10-Q for the quarters ended March 31, 1996 and December 31, 1995, respectively.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 and 11 of the Securities Act of 1933.


                                                ERNST & YOUNG LLP

Dallas, Texas